Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, (i) all references in this section to the “Legacy Cyxtera” refer to the business of Cyxtera Technologies, Inc. and its subsidiaries prior to the consummation of the business combination transaction with Starboard Value Acquisition Corp. (“SVAC”), which was completed on July 29, 2021 (the “Business Combination”) and (ii) all references to “Cyxtera”, the “Company”, “we”, “us” or “our” refer to the combined company following the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Financial Information” incorporated by reference into this Current Report on Form 8-K and our Consolidated Financial Statements and the related notes included as Exhibit 99.2 to this Current Report on Form 8-K. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under, but not limited to, the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections incorporated by reference into this Current Report on Form 8-K, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of Our Business

Cyxtera is a global data center leader in retail colocation and interconnection services. We are the third largest global retail colocation provider. Our data center platform consists of more than 60 highly interconnected data centers across 28 markets on three continents. We provide an innovative suite of deeply connected and intelligently automated infrastructure and interconnection solutions to more than 2,300 leading enterprises, service providers and government agencies around the world – enabling them to scale faster, meet rising consumer expectations, and gain a competitive edge.

Factors Affecting Our Business

The Business Combination

On July 29, 2021, we consummated the Business Combination with SVAC, with Legacy Cyxtera deemed the accounting acquirer. The Business Combination was accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. As stated in Note 17 to our condensed consolidated financial statements, in connection with the closing of the Business Combination, we changed our name from Starboard Value Acquisition Corp. to Cyxtera Technologies, Inc.

Holders of 26,176,891 shares of SVAC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from SVAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $261,768,910 in the aggregate.

As a result of the Business Combination, 106,100,000 shares of Class A common stock were issued to SIS Holdings LP, the sole stockholder of Legacy Cyxtera prior to the Business Combination, and 25,000,000 shares of Class A common stock were issued to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250 million for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing (the “PIPE Investment”). Additionally, as a result of the Business Combination, 10,526,315 shares of Class A common stock were issued to forward purchasers (the “Forward-Purchase”) for $100 million and 10,105,863 shares of SVAC Class B common stock held by SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), automatically converted to 10,105,863 shares of the Company’s Class A common stock.

After giving effect to the transactions, the redemption of public shares as described above, the issuance of shares as part of the Forward-Purchase and the consummation of the PIPE Investment, there are currently 165,978,740 shares of our Class A common stock issued and outstanding. Our Class A common stock and public warrants commenced trading on the Nasdaq under the symbols “CYXT” and “CYXTW,” respectively, on July 30, 2021, subject to ongoing review of our satisfaction of all listing criteria following the Business Combination. As noted above, an aggregate of $261.8 million was paid from SVAC’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the closing remained in the trust account. After taking into account the funds in the trust account after redemptions, the $250 million in gross proceeds from the PIPE Investment and the $100 million gross proceeds from the Forward Purchase, we received approximately $493 million in total cash from the Business Combination, before fees, expenses and debt repayment.

Public Company Costs

Following the consummation of the Business Combination, we became an SEC-registered and Nasdaq-listed company, which will require us to hire additional staff and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

2021 Restructuring and Site Closures

Addison site

In January 2021, we notified the landlord of our office space in Addison, Texas of our intent to sublease the property for the remaining lease term of 10 years. We ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, we incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals. We have adopted a hybrid work model for our Corporate staff and have additional space in the Dallas Metroplex area that performs the role of the Addison site since March 1, 2021.

Moses Lake site

In February 2021, we notified the landlord of our Moses Lake, Washington data center facility of our intent to cease the use of the space. Accordingly, we accelerated depreciation and amortization of all assets at the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. We ceased use of the property in June 2021 at which time we met the conditions for recording a charge related to the remaining lease obligation of $58.5 million. There was no sublease in place on this property at the time we ceased our use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

Impact of COVID-19

The ongoing COVID-19 pandemic and resulting social distancing, shelter-in-place, quarantine and similar governmental orders put in place around the world have caused widespread disruption in global economies, productivity and financial markets and have materially altered the way in which we conduct our day-to-day business. We have implemented a number of precautionary measures to protect our employees, customers, partners and suppliers all while complying with applicable governmental regulations and local public health guidance and ordinances. With new variants of the virus, we cannot predict the potential impacts of the COVID-19 pandemic or the distribution of vaccines on our business or operations, but we will continue to actively monitor the related issues and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, customers, business partners and stockholders.

In 2020, we took steps to address the risks and impact of COVID-19 to the our operations, customer, employees, partners and communities in which we operate. These measures have included restrictions on employee travel; cancellation of in person events and conferences; changes to work shifts including the use of “clean teams” to ensure continuity of service at our data centers; processes to non-essential limit and scheduled access to certain of our data centers; and the implementation of screening, social distancing and hygiene protocols at all data center and office locations.

We expect some of these restrictions and precautions to remain in place for an undetermined period of time, including in 2021, until there is a substantial reduction in the risk levels. We have not had a material positive or negative impact on our financial condition as a result of these measures.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus, the existence of any additional waves of the COVID-19 pandemic, the extent and effectiveness of containment actions, progress towards widespread rapid testing, effective treatment alternatives and vaccination efforts, and the impact of these and other factors on our employees, customers and business partners. The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. If we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

2019 Restructuring Program

During the course of the fourth quarter of 2019 and the first quarter of 2020, we implemented certain initiatives aimed at driving greater efficiency to our business. These initiatives included an in-depth review of our back-office functions including both personnel and non-personnel expenses all of which resulted in a reduction of expenses and benefited operations in 2020 and 2021.

Appgate

On May 1, 2017, and later on June 8, 2018, another set of acquisitions were completed and brought under the Cyxtera group structure. Since Cyxtera’s formation and through December 31, 2019, those other acquisitions constituted the former Cybersecurity business of Cyxtera. On December 31, 2019, we completed a spin-out of 100% of our interests in Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), the holding company of such Cybersecurity business. Appgate is an affiliate of Cyxtera through common control ownership.

Key Operational and Business Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key operational and business metrics to manage our data center business and to assess the results of operations:

•	Recurring and non-recurring revenues;

•	Bookings; and

•	Churn.

These metrics are important indicators of the overall direction of our business, including trends in sales and the effectiveness of operations and growth initiatives. The following table presents our recurring and nonrecurring revenues from our consolidated financial statements and certain operating metrics for each of the periods indicated, which have been derived from our internal records. These metrics may differ from those used by other companies in our industry who may define these metrics differently.

	Three Months Ended June 30		Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2021	2020	2020	2019	2018
Revenues
Recurring revenue	$167.3	$165.1	$332.0	$330.0	$657.4	$648.6	$691.8
Non-recurring revenues	8.1	8.1	16.3	15.7	33.1	30.0	11.5

Total	$175.4	$173.2	$348.3	$345.7	$690.5	$678.6	$703.3

Bookings	$2.8	$1.7	$5.1	$3.3	$6.9	$4.9	$6.1
Churn	$1.5	$2.1	$3.3	$3.2	$6.9	$7.0	$6.0

We define these metrics as follows:

Revenues: We disaggregates revenue from our contracts with customers into recurring revenue and nonrecurring revenues.

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, and interconnection service fees. We consider our colocation service offerings recurring because customers are generally committed to such services under long term contracts, typically three years in length. Our interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate a customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within our data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Our colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Our management reviews recurring revenue by reference to the metric of “MRR”, which is calculated as of the last day of a given month and represents the sum of all service charges for recurring services provided during such month. Our MRR was $52.9 million, $53.5 million and $57.1 million as of December 31, 2020, 2019 and 2018, respectively, and $52.9 million as of each of June 30, 2021 and 2020. Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services we perform. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term in accordance with ASC Topic 606 as discussed in Note 2 of our Consolidated Financial Statements incorporated by reference into this Current Report on Form 8-K.

Bookings: We define Bookings for a given period as the new monthly recurring service fees for colocation and interconnection services committed under service contracts during the relevant period. Bookings are measured for the respective reporting period and represent the monthly service fees – based on the service fees for one month of services – attributable to new service contracts entered into and additional services committed under existing service contracts during the relevant period. Bookings is a key performance measure that management uses to assess the productivity of our sales force and anticipate data center inventory requirements. In addition, our management considers Bookings together with Churn (described below) to anticipate future changes to MRR.

Bookings was calculated for each period presented (i.e., the three and six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the new monthly recurring service fees – based on the service fees for one month of services – attributable to new service contracts and additional services committed under existing service contracts during the period presented.

During the three months ended June 30, 2021 and 2020, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such three month periods totaled $2.8 million and $1.7 million, respectively. During the six months ended June 30, 2021 and 2020, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such six month periods totaled $5.1 million and $3.3 million, respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of new monthly recurring service fees for colocation and interconnection services committed under service contracts (i.e., Bookings) during such twelve-month period totaled $6.9 million, $4.9 million and $6.1 million, respectively.

Churn: We define Churn for a given period as the decrease in MRR during the relevant period attributable to service terminations and reductions. Churn is calculated for the respective reporting period, and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the relevant period, based on the last month’s service charges. Churn is a key performance measure that management uses to assess our customer satisfaction and performance against competition. In addition, our management considers Churn together with Bookings to anticipate future changes to MRR.

As presented in the table above, Churn was calculated for each period presented (i.e., the three and six months ended June 30, 2021 and 2020 and the years ended December 31, 2020, 2019 and 2018) and represents the sum of the total amount of MRR for which a service contract was terminated or reduced during the period presented.

During the three months ended June 30, 2021 and 2020, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) during such three month period totaled $1.5 million and $2.1 million, respectively. During the six months ended June 30, 2021 and 2020, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) during such six month period totaled $3.3 million and $3.2 million, respectively. During the twelve months ended December 31, 2020, 2019 and 2018, the total amount of MRR for which a service contract was terminated or reduced (i.e., Churn) totaled $6.9 million, $7.0 million and $6.0 million, respectively.

Key Components of Results of Operations

Revenues:

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees, which include fees for the licensing of space and power, as well as interconnection service fees. We consider our colocation service offerings recurring because our customers are generally committed to such services under long term contracts, typically three years in length. Our interconnection services are typically on month-to-month contracts but are considered recurring because customers’ use of interconnection services generally remains stable over time. This is because interconnection services facilitate the customer’s full use of the colocation environment or support the business function housed within the customer’s colocation environment by facilitating connections between colocation customers within our data center facilities and their preferred network service providers, low latency public cloud on-ramps and a wide range of technology and network service providers and business partners. Our colocation and interconnection service offerings are generally billed monthly and recognized ratably over the term of the contract. Our recurring revenues have comprised more than 95% of total revenues for each of the past three years. In addition, during 2020, 2019, and 2018, 77%, 83% and 82%, respectively, of our Bookings came from existing customers. For purposes of calculating Bookings attributable to existing customers, an existing customer is a customer with an active service contract that executes an order for additional services. Our largest customer accounted for approximately 15% of recurring revenues on average for the years ended December 31, 2020, 2019 and 2018. Our 50 largest customers accounted for approximately 57%, 59% and 55%, respectively, of recurring revenues for the years ended December 31, 2020, 2019 and 2018. Our interconnection revenues represented approximately 11%, 10% and 10% of total revenues for the years ended December 31, 2020, 2019 and 2018.

Our non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services we perform, and sale of equipment. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. As a percentage of total revenues, we expect non-recurring revenues to represent less than 5% of total revenues for the foreseeable future.

Operating Costs and Expenses:

Cost of Revenues, excluding Depreciation and Amortization. The largest components of our cost of revenues are rental payments related to our leased data centers, utility costs, including electricity, bandwidth access, data center employees’ salaries and benefits, including stock-based compensation, repairs and maintenance, supplies and equipment and security. A majority of our cost of revenues is fixed in nature and should not vary significantly from period to period unless we expand our existing data centers or open or acquire new data centers. However, there are certain costs that are considered more variable in nature, including utilities and supplies that are directly related to growth in our existing and new customer base. We expect the cost of our utilities, specifically electricity, will generally increase in the future on a per-unit or fixed basis, in addition to the variable increase related to the growth in consumption by our customers. In addition, the cost of electricity is generally higher in the summer months, as compared to other times of the year. To the extent we incur increased utility costs, such increased costs could materially impact our financial condition, results of operations and cash flows.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses consist primarily of personnel-related expenses, including salaries, benefits and stock-based compensation for our sales and marketing, executive, finance, human resources, legal and IT functions, administrative personnel, third-party professional services fees, insurance and administrative related-rent expense.

Depreciation and Amortization. Depreciation and amortization expenses are primarily comprised of depreciation and amortization on our property, plant and equipment and amortization related to intangible assets.

Interest Expense, net. Interest expense, net is primarily comprised of interest incurred under our credit facilities and on capital leases.

Other Expenses, net. Other expenses, net primarily includes the impact of foreign currency gains and losses.

Results of Operations

The following tables set forth our consolidated results of operations for the periods presented. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020, 2019 and 2018 have been derived from our Consolidated Financial Statements incorporated by reference into this Current Report on Form 8-K. The results of operations data for the three and six months ended June 30, 2021 and 2020 have been derived from our Condensed Consolidated Financial Statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of our Consolidated Financial Statements and related notes incorporated by reference into this Current Report on Form 8-K.

Three months ended June 30, 2021 and 2020. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	Three Months Ended June 30,
	2021	2020	$ Change	% Change
Revenues	$175.4	$173.2	$2.2	1.3%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	95.5	94.1	1.4	1%
Selling, general and administrative expenses	22.9	25.8	(2.9)	-11%
Depreciation and amortization	60.5	57.9	2.6	4%
Restructuring, impairment, site closures and related costs	58.9	—	58.9	nm
Impairment of notes receivable and other amounts due from affiliate	—	2.1	(2.1)	-100%

Total operating costs and expenses	237.8	179.9	57.9	32%

Loss from operations	(62.4)	(6.7)	(55.7)	831%
Interest expense, net	(43.1)	(42.1)	(1.0)	2%
Other expenses, net	(0.4)	(0.4)	—	0%

Loss from operations before income taxes	(105.9)	(49.2)	(56.7)	115%
Income tax benefit (expense)	12.9	(6.3)	19.2	-305%

Net loss	$(93.0)	$(55.5)	$(37.5)	68%

nm = not meaningful

Revenues

Revenues increased by $2.2 million for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was attributable to an increase in recurring revenues as a result of increased bookings combined with lower churn.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization increased by $1.4 million, or 1%, for the three months ended June 30, 2021 compared to the same period in the prior year. This increase in cost of revenues was primarily attributable to an increase in utility expenses of $5.3 million and an increase in building repairs and maintenance expenses of $1.9 million, partially offset by a $3.2 million reduction in personnel and related expenses a $2.4 million reduction in customer installation costs. The increase in utilities was due primarily to overall rate increases experienced during the period, and to a lesser extent, incremental usage from new colocation contracts with customers. The increase in repairs and maintenance in 2021 as compared to 2020 was due to reduced routine maintenance expenses in 2020 as a result of measures taken in response to COVID-19. The lower personnel and related costs were due to the impact of the 2019 Restructuring Program, which in part, reduced data center workforce.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $2.9 million, or 11%, for the three months ended June 30, 2021 compared to the same period in the prior year. This decrease in sales, general and administrative expenses was primarily attributable to a $2.3 million reduction in personnel and related expenses of $1 million, and reduction of technical services of $0.6 million, partially offset by lower reversal of bad debt in 2021 of $0.8 million as compared to $1.6 million in 2020.

Depreciation and Amortization

Depreciation and amortization increased by $2.6 million, or 4%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase was primarily attributable to higher amortization of leasehold improvements and the $0.9 million of accelerated depreciation and amortization on Moses Lake assets in connection with the decision to cease use of the data center site as further described in Note 4 to our condensed consolidated financial statements, and higher capital lease amortization from new capital leases commenced in 2020.

Restructuring, impairment, site closures and related costs

Restructuring, impairment, site closures and related costs was $58.9 million for the three months ended June 30, 2021 (no such costs incurred in the same period of the prior year). These charges are primarily related to the Moses Lake data center facility and Addison office space closures described above under “—Factors Affecting Our Business—2021 Restructuring and Site Closures”.

Impairment of Notes Receivable and Other Amounts Due from Affiliate

On March 31, 2019, Appgate issued promissory notes to each of Legacy Cyxtera and Cyxtera Management, Inc. (the “Management Company”) (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of Legacy Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount).

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During the three months ended June 30, 2020, we advanced an additional $0.4 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount based on the same factors discussed above. Accordingly, as of June 30, 2020, we had a receivable related to the Promissory Notes of $133.4 million with a full allowance of $133.4 million.

On February 8, 2021, we received a partial repayment on the then accumulated principal and interest under the Promissory Notes and issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Towards the end of 2020, Appgate agreed to the sale of its Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, we received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, we issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, our results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million. During the three months ended March 31, 2021, we wrote-off the ending balance in the allowance for loan losses on the Promissory Notes during the three months ended March 31, 2021. Accordingly, no additional changes on the Promissory Notes or the allowance for loan losses occurred during the three months ended June 30, 2021.

Interest Expense, Net

Interest expense, net increased $1 million, or 2%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in interest expense was driven by higher interest on capital leases.

Other Expenses, Net

Other expenses, net was flat at $0.4 million for both the three months ended June 30, 2021 and 2020.

Income Tax Benefit

Income tax benefit for the three months ended June 30, 2021 and 2020 was $12.9 million and $6.3 million, respectively. The income tax benefit on the pre-tax loss for the three months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of our net deferred tax assets in the U.K. due to a recently enacted tax rate. The income tax expense for the three months ended June 30, 2020 was $6.3 million. During the three months ended June 30, 2020, management increased the valuation allowance for U.S. and certain foreign jurisdictions deferred tax assets that management believes are not more-more-likely-than-not to be fully realized in future periods. The income tax expense on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions and non-deductible equity compensation.

Six months ended June 30, 2021 and 2020. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Revenues	$348.3	$345.7	$2.6	0.8%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	193.9	190.0	3.9	2%
Selling, general and administrative expenses	50.5	56.9	(6.4)	-11%
Depreciation and amortization	121.1	114.9	6.2	5%
Restructuring, impairment, site closures and related costs	67.0	—	67.0	nm
Impairment of notes receivable and other amounts due from affiliate	—	8.8	(8.8)	-100%

Total operating costs and expenses	432.5	370.6	61.9	17%

Loss from operations	(84.2)	(24.9)	(59.3)	238%
Interest expense, net	(86.3)	(85.4)	(0.9)	1%
Other expenses, net	(0.9)	(0.7)	(0.2)	29%

Loss from operations before income taxes	(171.4)	(111.0)	(60.4)	54%
Income tax benefit	25.8	8.1	17.7	219%

Net loss	$(145.6)	$(102.9)	$(42.7)	41%

nm = not meaningful

Revenues

Revenues increased by $2.6 million for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was attributable to an increase in recurring revenues of approximately $2 million as a result of increased bookings combined with relatively flat churn, and an increase in non-recurring revenue of approximately $0.6 million.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization increased by $3.9 million, or 2%, for the six months ended June 30, 2021 compared to the same period in the prior year. This increase in cost of revenues was primarily attributable to higher utilities of $11.1 million, partially offset by lower personnel and related expenses of $7.1 million. The increase in utilities was due primarily to overall rate increases experienced during the period, a $3.5 million impact from the unexpected inclement weather conditions related to Winter Storm Uri in Texas, which impacted utility rates in the region during the period, and to a lesser extent, incremental usage from new deals. The lower personnel and related costs was due to the impact of the 2019 Restructuring Program, which in part, reduced data center workforce.

Sales, General and Administrative Expenses

Sales, general and administrative expenses decreased by $6.4 million, or 11%, for the six months ended June 30, 2021 compared to the same period in the prior year. This decrease in sales, general and administrative expenses was primarily attributable to a decrease of $2 million in professional and consulting fees and the release of a litigation accrual of $1.9 million.

Depreciation and Amortization

Depreciation and amortization increased by $6.2 million, or 5%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase was primarily attributable to higher leasehold improvement amortization from additions during the period and the $1.8 million of accelerated depreciation and amortization on Moses Lake assets in connection with the decision to cease use of the data center site as further described in Note 4 to our condensed consolidated financial statements, and higher capital lease amortization from new capital leases entered 2020. There was also a slight increase in equipment depreciation of $1 million during the period primarily from computer hardware and equipment additions.

Restructuring, impairment, site closures and related costs

Restructuring, impairment, site closures and related costs was $67.0 million for the six months ended June 30, 2021 (no such costs incurred in the same period of the prior year). These charges are primarily related to the Moses Lake data center facility and Addison office space closures described above under “—Factors Affecting Our Business—2021 Restructuring and Site Closures”.

Impairment of Notes Receivable and Other Amounts Due from Affiliate

During the six months ended June 30, 2020, we advanced an additional $5.7 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount based on the same factors discussed above. Accordingly, as of June 30, 2020, the Company had a receivable related to the Promissory Notes of $133.4 million with a full allowance of $133.4 million. In addition, during the six months ended June 30, 2020, we had other amounts receivable from Appgate for $3.1 million with a full reserve because of the same factors discussed above for the Promissory Notes. These other amounts include charges under the Intercompany Master Services Agreement between the Management Company and Appgate.

Interest Expense, Net

Interest expense, net increased $0.9 million, or 1%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in interest expense was driven by higher interest on capital leases, partially offset by lower interest on debt.

Other Expenses, Net

Other expenses, net was relatively flat at $0.9 million for the six months ended June 30, 2021 and $0.7 million for the same period in the prior year.

Income Tax Benefit

The income tax benefit for the six months ended June 30, 2021 was $25.8 million, compared to $8.1 million for the same period in the prior year. The income tax benefit on the pre-tax loss for the six months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of the Company’s net deferred tax assets in the U.K. due to a recently enacted tax rate. The income tax benefit on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, foreign withholding taxes, and non-deductible equity compensation.

Years ended December 31, 2020 and 2019. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	2020	2019	$ Change	% Change
Revenues	$690.5	$678.6	$11.9	2%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	405.8	(15.3)	(4)%
Selling, general and administrative expenses	115.5	146.5	(31.0)	(21)%
Depreciation and amortization	231.8	219.8	12.0	5%
(Recovery) impairment of notes receivable from affiliate	(97.7)	127.7	(225.4)	(177)%
Loss on asset sales	—	6.1	(6.1)	(100)%

Total operating costs and expenses	640.1	905.9	(265.8)	(29)%

Income (loss) from continuing operations before income taxes	50.4	(227.3)	277.7	(122)%
Interest expense, net	(169.4)	(152.7)	(16.7)	11%
Other expenses, net	(0.3)	(0.9)	0.6	(67)%

Loss from continuing operations before income taxes	(119.3)	(380.9)	261.6	(69)%
Income tax (expense) benefit	(3.5)	85.9	(89.4)	(104)%

Net loss from continuing operations	(122.8)	(295.0)	172.2	(58)%

Net loss from discontinued operations, net of tax	—	(219.2)	219.2	(100)%

Net loss	$(122.8)	$(514.2)	$391.4	(76)%

Revenues

Revenues increased by $11.9 million, or 2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in revenue was primarily attributable to an increase in recurring revenue of $8.8 million mainly attributable to the reduction in customer Churn and increased Bookings. During the last quarter of 2019, we reorganized our sales force and assigned responsibilities on an account basis to drive increased utilization in each one of our data centers. Sales teams incentives were modified to encompass not only Bookings but also Churn. These changes have had a significant impact in our customer engagement which has resulted in an increase in Bookings which allowed us to grow our revenues in 2020.

Operating Costs and Expenses

Cost of Revenues, excluding Depreciation and Amortization

Cost of revenues, excluding depreciation and amortization decreased by $15.3 million, or 4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in cost of revenues was primarily attributable to lower personnel and related expenses of $13.3 million and lower rent and maintenance expenses of $10.9 million, partially offset by higher network expenses of $2.3 million, higher customer installation costs of $2.2 million, and higher utility expenses of $2.1 million. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program. The decrease in rent in 2020 was primarily the result of modification of operating leases into capital leases throughout 2019. The decrease in maintenance was the result of the limitations in access to our data centers throughout the Covid-19 pandemic. Access to data centers has been limited to essential personnel.

Sales, General and Administrative Expenses

During the course of the fourth quarter of 2019 and first quarter of 2020, we designed a new efficiency program aimed at driving greater efficiency to our operations. This program included an in depth review of all of our back office functions including both personnel and non-personnel expenses. As a result of these initiatives, our sales, general and administrative expenses decreased by $31 million, or 21%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in sales, general and administrative expenses was primarily attributable to overall reductions in personnel and related expenses of $8.3 million, professional services of $7 million, and marketing expenses of $4.2 million, and to a lesser extent, an improvement in our collections during 2020. The decrease in personnel and related expenses was primarily a result of the 2019 restructuring program.

Depreciation and Amortization

Depreciation and amortization increased by $12 million, or 5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily attributable to higher capital lease amortization resulting primarily from the modification of operating leases into capital leases during 2019 and new capital leases.

Recovery (Impairment) of Notes Receivable from Affiliate

On March 31, 2019, AppGate issued the Promissory Notes to each of Cyxtera and the Management Company evidencing certain funds borrowed by AppGate from each of Cyxtera and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%;

provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, AppGate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from AppGate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as AppGate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and AppGate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time.

During 2020, we advanced an additional $19.4 million to AppGate and recorded provision for loan losses in the same amount based on the same factors discussed above. Towards the end of 2020, AppGate benefited from an increase interest from customers as well as investors for its cybersecurity offerings, and evaluated strategic alternatives that led to the sale of the Brainspace business to focus on its core cybersecurity business which provided the liquidity to satisfy a substantial amount of the outstanding Promissory Notes. As a result, on February 8, 2021, we received $118.2 million from Appgate as repayment of the full then outstanding balance of $154.3 million on the Promissory Notes, including accrued interest. The $118.2 million was attributed to $1.1 million of 2020 accrued interest related to certain Promissory Notes, $19.4 million was attributable to the Promissory Notes issued in 2020 and the remaining balance of $97.7 million related to the recovery of a portion of Promissory Notes outstanding as of December 31, 2019. On the same date, we issued a payoff letter to Appgate, which resulted in the full settlement and extinguishment of all the Promissory Notes, including the remaining $36.1 million of principal and accrued interest. Accordingly, our results of operations for the year ended December 31, 2020 reflect a net reversal of the previously recorded allowance for loan losses of $97.7 million.

Loss on Asset Sales

We did not have a loss on sale of assets for the year ended December 31, 2020. Our loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of our operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million.

Interest Expense, Net

Interest expense, net increased to $169.4 million for the year ended December 31, 2020 from $152.7 million for the year ended December 31, 2019, primarily attributable to higher expenses related to increased borrowings on our Revolving Facility. During the year ended December 31, 2020, we borrowed an additional $90.6 million, net under the Revolving Facility, which was used primarily to finance capital expenditures of $83.2 million during the year, as well as other operating expenses.

Other Expenses, Net

Other expenses, net decreased to $0.3 million for the year ended December 31, 2020 from $0.9 million for the year ended December 31, 2019, primarily driven by net income recognized under the transition services agreement with Appgate, which was spun-off through a distribution to our shareholders on December 31, 2019 and reflected as a discontinued operation.

Income Tax (Expense) Benefit

During the year ended December 31, 2020, we recorded an income tax expense of $3.5 million compared to an income tax benefit of $85.9 million for the year ended December 31, 2019. The effective tax rate for the year ended December 31, 2020 was (2.9)% compared to 22.6% for the year ended December 31, 2019. During the year ended December 31, 2020, the effective tax rate was lower primarily due to the valuation allowance recorded on certain deferred tax assets which are not more-likely-than-not to be realized. The changes in valuation allowance are primarily due to certain U.S. and Foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain state NOL carryforward assets are reduced by a valuation allowance and/or are subject to an annual limitation under Internal Revenue Code Section 382.

Years ended December 31, 2019 and 2018. The following table sets forth our historical operating results for the periods indicated, and the changes between periods:

	2019	2018	$ Change	% Change
Revenues	$678.6	$703.3	$(24.7)	(4)%

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	405.8	415.7	(9.9)	(2)%
Selling, general and administrative expenses	146.5	131.3	15.2	12%
Depreciation and amortization	219.8	229.5	(9.7)	(4)%
(Recovery) impairment of notes receivable from affiliate	127.7	—	127.7	nm
Loss on asset sales	6.1	—	6.1	nm

Total operating costs and expenses	905.9	776.5	129.4	17%

Loss from continuing operations before income taxes	(227.3)	(73.2)	(154.1)	211%
Interest expense, net	(152.7)	(108.7)	(44.0)	40%
Other expenses, net	(0.9)	(4.8)	3.9	(81)%

Loss from continuing operations before income taxes	(380.9)	(186.7)	(194.2)	104%
Income tax benefit	85.9	41.3	44.6	108%

Net loss from continuing operations	(295.0)	(145.4)	(149.6)	103%

Net loss from discontinued operations, net of tax	(219.2)	(46.4)	(172.8)	372%

Net loss	$(514.2)	$(191.8)	$(322.4)	168%

nm = not meaningful

Revenues

Revenue decreased by $24.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in revenue was primarily attributable to a decrease in recurring revenue of $43.2 million, partially offset by an increase in non-recurring revenue of $18.5 million. This revenue reduction was primarily driven by the closure of several data centers considered non-strategic or underperforming by the our management team, the non-renewal of contracts with customers deemed to be unprofitable and regular Churn dynamics. We owned two data centers during all of 2018 and 2019.

Operating Costs and Expenses

Cost of Revenue, excluding Depreciation and Amortization

Cost of revenue, excluding depreciation and amortization decreased by $9.9 million, or 2%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease in cost of revenue was primarily attributable to lower rent and maintenance expenses of $19.3 million, and to a lesser extent, lower employee related expenses of $3 million, partially offset by higher customer installation costs of $7.7 million, security of $6 million, network expenses of $3.8 million and subscriptions of $2.4 million. The decrease in rent was primarily the result of modification of operating leases into capital leases throughout 2019.

Sales, General and Administrative Expenses

Our sales, general and administrative expenses increased by $15.2 million, or 12%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase in sales, general and administrative expenses was primarily attributable to an increase in payroll and related expenses of $11 million, bad debt expense of $9 million, and to a lesser extent, increases in technical services of $1.7 million and in utilities of $1.3 million, partially offset by a lower professional services of $9.3 million. The increase in payroll and related expenses during 2019 was in part due to the transition of accounting and tax support functions from external providers to internal personnel, which also translated into lower professional services, and higher commissions from higher sales. The increase in bad debt during 2019 was in part due to the transition of portfolio management and collection efforts from Lumen Technologies, Inc., formerly known as CenturyLink, Inc. (“CTL”) to Cyxtera. We saw an overall decrease in professional services during 2019 as Cyxtera began to transition accounting and tax support from external providers to internal personnel thus lowering the cost of the transition services agreement and external providers, as well as lower legal expenses.

Depreciation and Amortization

Depreciation and amortization decreased by $9.7 million, or 4%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease was primarily attributable to lower amortization of leasehold improvements, partially offset by an increase in capital lease amortization.

Impairment on Notes Receivable from Affiliate

As of December 31, 2019, we had a receivable related to the Promissory Notes of $127.7 million. On December 31, 2019, Appgate spun-off from Cyxtera. As of December 31, 2019, we assessed collectability of the Promissory Notes from Appgate and reserved the entire amount of $127.7 million as the balance was deemed unrecoverable. In making that determination, we considered factors such as Appgate’s operating and cash losses since the initial acquisition into the Cyxtera group in 2017 through December 31, 2019, and Appgate’s anticipated cash needs and potential access to liquidity and capital resources over the remaining term of the note based on the facts and circumstances at the time. For further information, see Note 3 to our Consolidated Financial Statements incorporated by reference into this Current Report on Form 8-K.

Loss on Asset Sales

Our loss on asset sales was $6.1 million for the year ended December 31, 2019, driven by the sale of our operations in Hong Kong, which resulted in a loss of $3.1 million, and the sale of equipment for a loss of $3 million. We did not have a loss on asset sales for the year ended December 31, 2018.

Interest Expense, Net

Interest expense, net increased to $152.7 million for the year ended December 31, 2019 from $108.7 million for the year ended December 31, 2018, primarily attributable to an increase in capital lease obligations from lease modifications, and to a lesser extent an increase in our revolving facility. During the years ended December 31, 2019 and 2018, we capitalized $5 million and $4.4 million, respectively, of interest expense to construction in progress.

Other Expenses, Net

Other expenses, net decreased to $0.9 million for the year ended December 31, 2019 from $4.8 million for the year ended December 31, 2018, primarily attributable to lower bank charges.

Income Tax (Expense) Benefit

Our income tax benefit increased by $44.6 million, or 108%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The effective tax rate for the year ended December 31, 2019 was 22.6% compared to 22.1% for the year ended December 31, 2018. The increase in our effective tax rate was primarily attributable to an increase in state and local taxes, net of the Federal income tax benefit.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, we had cash of $59.5 million and $120.7 million, respectively. Historically, customer collections are our primary source of cash. We believe that our existing cash and cash equivalents, the cash generated from operations, the borrowing capacity under our revolving credit facility, and the cash obtained upon consummation of the Business Combination and related Private Placement will be sufficient to fund our operations and capital expenditures for the foreseeable future. We intend to continue to make significant investments to support our business growth, which may include pursuing additional expansion opportunities, primarily new data center expansions and acquisitions. While we expect to fund these plans with our acquisitions and joint ventures. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may be required to seek additional equity or debt financing. The sale of additional equity would result in additional dilution to our stockholders. The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict our operations. There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives. If current market conditions were to deteriorate, some of our customers may have difficulty paying us and we may experience increased Churn in our customer base, including reductions in their commitments to us, and we may be unable to secure additional financing, or any such additional financing may only be available to us on unfavorable terms, all of which could have a material adverse effect on our liquidity. Additionally, an inability to pursue additional expansion opportunities will have a material adverse effect on our ability to maintain our desired level of revenue growth in future periods.

Debt

As of June 30, 2021, we had $963.6 million and $1,298.7 million in capital lease obligations and long-term debt outstanding under our Senior Secured Credit Facilities, respectively. As of December 31, 2020, we had $989 million and $1,320.6 million in capital lease obligations and long-term debt outstanding under our Senior Secured Credit Facilities, respectively. In connection with the Business Combination, we repaid the entire balance owed under the 2017 Second Lien Term Facility of $310 million and amounts owed under the Revolving Facility and the 2021 Revolving Facility of $123 million.

Capital Lease Obligations

We lease certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. We also enter into sale-leaseback financings, primarily relating to equipment. The weighted-average interest rate on our sale-leaseback financings is 8.14% as of June 30, 2021. The lease terms of our sale-leaseback financings range from 24 to 48 months. As of June 30, 2021, we had capital lease and other financing obligations totaling approximately $963.6 million.

Credit Facilities

A subsidiary of ours (the “Borrower”) has a first lien credit agreement (the “Senior Secured Credit Facilities”) providing for up to $1,065.0 million of total borrowings. The Senior Secured Credit Facilities consist of a first lien credit agreement providing for (i) a $150.0 million first lien multicurrency revolving credit facility (the “Revolving Facility”), (ii) an $815.0 million first lien term loan borrowing (the “First Lien Term Facility”) and (iii) a $100.0 million incremental first lien term loan borrowing (the “2019 First Lien Facility”). In connection with the Business Combination, we repaid the entire balance of the 2017 Second Lien Term Facility on July 29, 2021 and the Revolving Facility and 2021 Revolving Facility on August 13, 2021.

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with us pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, we repaid $19.6 million of the outstanding balance under the Revolving Facility on May 10, 2021.

Our senior secured credit facilities are secured by substantially all assets of a subsidiary (the “Borrower”) and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of December 31, 2020, the Company believes the Borrower was in compliance with these covenants.

Cash Flow

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$6.3	$46.7

Net cash provided by (used in) investing activities	89.0	(52.3)

Net cash (used in) provided by financing activities	(155.9)	74.9

Cash Flows for the Six Months Ended June 30, 2021 and 2020

Operating Activities

Cash provided by our operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the six months ended June 30, 2021 operating activities provided $6.3 million of net cash as compared to $46.7 million during the same period in the prior year. The decrease in net cash from operating activities during 2021 compared to 2020 was primarily due to the change in due to affiliates and accrued expenses, partially offset by improved collections and other changes in working capital. During the six months ended June 30, 2021, we factored $77 million of receivables and collected $76.3 million, net of fees of $0.7 million. On February 19, 2021, we repaid $22.7 million of fees owed under the Services Agreement described in Note 20 to our consolidated financial statements, amounts that were related to the Structuring Fee, Service Provider Fee and other Sponsor related expenses.

Investing Activities

Our investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of our data centers.

During the six months ended June 30, 2021, investing activities provided $89.0 million of net cash as compared to net cash used of $52.3 million during the same period in the prior year. The increase in net cash provided by investing activities during 2021 compared to 2020 was primarily due to the $117.1 million received from Appgate in February 2021 in settlement of the Promissory Notes and $18.5 million less cash used for purchase of property and equipment.

Financing Activities

Our cash flow from financing activities is centered around the use of our credit facilities and lease financings.

During the six months ended June 30, 2021, financing activities used $155.9 million of net cash as compared to net cash provided of $74.9 million for the same period in the prior year. The decrease in net cash from financing activities during 2021 compared to 2020 was primarily due to a $97.9 million capital redemption payment during the period where we redeemed, cancelled and retired 0.08 of a share of our common stock, par value, $0.01, held by SIS, in exchange for this payment by us to SIS. In 2020, we received proceeds of $91.7 million from the Revolving Facility. Repayments of capital leases and long-term debt were also higher in the 2021 period by $23.6 million and $19.6 million, respectively.

Cash Flows for the Years Ended December 31, 2020, 2019 and 2018

Operating Activities

Cash provided by our operations is generated by colocation service fees, which includes fees for the licensing of space, power and interconnection services.

During the year ended December 31, 2020 operating activities of continuing operations provided $116.6 million of net cash as compared to $8.6 million and $7.8 million during the years ended December 31, 2019 and 2018. In addition, during the years ended December 31, 2019 and 2018, operating activities of discontinued operations used $41.0 million of cash and provided $2.4 million of cash, respectively (none in 2020). The increase in net cash from operating activities during 2020 compared to 2019 was primarily due to improved working capital by

$71.9 million, increased revenue of $11.9 million, lower costs of revenues, excluding depreciation and amortization of $15.3 million, lower selling, general and administrative expenses of $31 million and improved customer collections in 2020 as compared to 2019. The net cash from continuing operating activities of continuing operations during 2019 compared to 2018 was relatively flat year over year.

Investing Activities

Our investing activities are primarily focused on capital expenditures due to expansion activities and overall modernization of our data centers.

During the year ended December 31, 2020, investing activities of continuing operations used $102.6 million of net cash as compared to $142.3 million and $76.1 million during the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2018, investing activities of discontinued operations used $10.7 million of cash (none in 2020 or 2019). The decrease in net cash used in investing activities during 2020 compared to 2019 was primarily due to a $24.4 million reduction in the funding of the Promissory Notes with Appgate and lower capital expenditures. The increase in net cash used in investing activities during 2019 compared to 2018 was primarily due to the funding of $43.8 million of the Promissory Notes with Appgate and higher capital expenditures.

Financing Activities

Cash flow from financing activities is centered around the use of our credit facilities and lease financings.

During the year ended December 31, 2020, financing activities of continuing operations provided $91 million of net cash as compared to $113.4 million and $6.8 million in the years ended December 31, 2019 and 2018, respectively. In addition, during the year ended December 31, 2019, financing activities of discontinued operations provided $43.8 million of cash (none in 2020 or 2018).

Net cash provided by financing activities of continuing operations for the year ended December 2020 was primarily related to $91.7 million of proceeds from issuance of long-term debt and other financing obligations.

Net cash provided by financing activities of continuing operations for the year ended December 2019 was primarily related to $100.0 million of proceeds from capital contributions, approximately $53.4 million of net proceeds and repayments from long-term debt and $40 million of cash used to repay capital lease obligations.

Contractual Obligations and Commitments

We lease a majority of our centers and certain equipment under long-term lease agreements. The following represents our debt maturities, financings, leases and other contractual commitments as of December 31, 2020 (in millions):

	2021	2022	2023	2024	2025	Thereafter	Total
Long-term debt, excluding the Revolving Facility(1)	$9.1	$9.1	$9.1	$857.8	$310.0	$—	$1,195.1
Revolving Facility(2)	—	142.6	—	—	—	—	142.6
Interest (3)	67.2	63.8	61.9	37.8	8.6	—	239.3
Capital leases and other financing obligations (4)	146.2	131.8	123.2	113.4	115.9	2,294.8	2,925.3
Operating leases (4)	60.6	61.2	60.1	58.0	48.6	298.2	586.7
Purchase obligations (5)	3.5	3.1	1.4	0.2	—	—	8.2
Asset retirement obligations (6)	0.5	0.4	0.5	0.5	0.5	1.8	4.2

	$287.1	$269.4	$256.2	$1,067.7	$483.6	$2,594.8	$4,958.5

(1)	Represents aggregate maturities of long-term debt, excluding the Revolving Facility.

(2)

On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with us pursuant to which they agreed to extend the maturity date on a portion of the Revolving Facility from May 1, 2022 to November 1, 2023. Refer to Note 10 of our unaudited financial statements included as Exhibit 99.2 to this Current Report on Form 8-K for additional details.

(3)	Represents interest on our long-term debt included in (1) based on their approximate interest rates as of December 31, 2020, as well as the credit facility fee for the Revolving Facility.
(4)	Represents lease payments under capital and operating lease arrangements, including renewal options that are certain to be exercised.
(5)

Represents unaccrued purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent our entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of December 31, 2020.

(6)	Represents future accretion expense on asset retirement obligations.

Addison site

In January 2021, we notified the landlord of the Addison office space of our intent to sublease the property for the remaining lease term of 10 years. We ceased use and subleased the space during the three months ended March 31, 2021. In connection with this decision, we incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

Moses Lake site

In February 2021, we notified the landlord of the Moses Lake data center facility in the State of Washington of our intent to cease the use of the space. Accordingly, we accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. We ceased use of the property in June 2021 at which time we met the conditions for recording a charge related to the remaining lease obligation of $ 58.5 million. There is no sublease in place on this property at the time of cease use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

Off-Balance-Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021.

Critical Accounting Policies and Estimates

Discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of these Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue, and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, we have identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, accounting for goodwill, and accounting for leases. These critical accounting policies are addressed below. In addition, we have other key accounting policies and estimates that are described in Note 2 to our Consolidated Financial Statements included elsewhere in this prospectus.

Revenue recognition

We derive the majority of our revenues from recurring revenue streams, consisting primarily of colocation service fees. We derive revenue from colocation service fees, which include fees for the licensing of space, power and interconnection services. The remainder of our revenues are derived from non-recurring charges, such as installation fees and professional services, including remote support to troubleshoot technical issues and turnkey structured cabling solutions. Our revenue contracts are accounted for in accordance with ASC Topic 606, Revenue from Contracts with Customers (”ASC Topic 606”), with the exception of certain contracts that contain lease components and are accounted for in accordance with ASC Topic 840, Leases. Under the revenue accounting guidance, revenues are recognized when control of these products and services is transferred to our customers, in an amount that reflects the consideration it expects to be entitled to in exchange for the products and services. Revenues from recurring revenue streams are generally invoiced monthly in advance and recognized ratably over the term of the contract, which is generally three years. Non-recurring installation fees, although generally invoiced in a lump sum upon installation, are deferred and recognized ratably over the contract term. Professional service fees and equipment sales are also generally invoiced in a lump sum upon service delivery and are recognized in the period when the services are provided or the equipment is delivered. For contracts with customers that contain multiple performance obligations, we account for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligation on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors. Other judgments include determining if any variable consideration should be included in the total contract value of the arrangement such as price increases.

Revenue is generally recognized on a gross basis in accordance with the accounting standard related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as we are primarily responsible for fulfilling the contract, bears inventory risk and has discretion in establishing the price when selling to the customer. To the extent we do not meet the criteria for recognizing revenue on a gross basis, we record the revenue on a net basis.

Contract balances

The timing of revenue recognition, billings and cash collections result in accounts receivables, contract assets and deferred revenues. A receivable is recorded at the invoice amount, net of an allowance for doubtful accounts and is recognized in the period in which we have transferred products or provided services to our customers and when our right to consideration is unconditional. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 45 days. In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined that our contracts generally do not include a significant financing component. We assess collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. We generally do not request collateral from our customers. We also maintain an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which we had expected to collect the revenues. If the financial condition of our customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of our reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectable are charged to bad debt expense, which is included in selling, general and administrative expenses in the consolidated statements of operations. Delinquent account balances are written off after management has determined that collection is not probable.

A contract asset exists when we have transferred products or provided services to its customers, but customer payment is contingent upon satisfaction of additional performance obligations. Certain contracts include terms related to price arrangements such as price increases and free months. We recognize revenues ratably over the contract term, which could potentially give rise to contract assets during certain periods of the contract term. Contract assets are recorded in prepaid and other current assets and other assets in the consolidated balance sheets.

Deferred revenue (a contract liability) is recognized when we have an unconditional right to a payment before it transfers products or services to customers. Deferred revenue is included in other current liabilities and other liabilities in the consolidated balance sheets.

Contract costs

Direct and indirect incremental costs solely related to obtaining revenue generating contracts are capitalized as costs of obtaining a contract when they are incremental and if they are expected to be recovered. Such costs consist primarily of commission fees and sales bonuses, contract fulfillment costs, as well as indirect related payroll costs. Contract costs are amortized over the estimated period of benefit, which is estimated as 3 years, on a straight-line basis.

For further information on revenue recognition, see Note 5 to our Consolidated Financial Statements.

Income Taxes

We account for income taxes pursuant to the asset and liability method, which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the evidence available, it is more likely than not that such assets will not be realized. In making the assessment under the more likely than not standard, appropriate consideration must be given to all positive and negative evidence related to the realization of the deferred tax assets. The assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry forward periods by jurisdiction, our experience with loss carryforwards not expiring unutilized and all tax planning alternatives that may be available. A valuation allowance is recognized if under applicable accounting standards we determines it is more likely than not that it’s deferred tax assets would not be realized.

Goodwill

Goodwill is calculated as the excess of the purchase price over the fair value of assets acquired and liabilities assumed in connection with a business combination. Goodwill will not be amortized, but rather tested for impairment at least annually or more often if an event occurs or circumstances change which indicate impairment might exist. Goodwill is evaluated at the reporting unit level. We have identified a single reporting unit.

We conduct goodwill impairment testing as of October 1st of each year or whenever an indicator of impairment exists. Cyxtera follows ASC 350, Intangibles–Goodwill and Other, included in ASU 2011-08, Testing Goodwill for Impairment. The amendments permit entities to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the results of the qualitative assessment, if the entity determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, it would then perform the first step of the goodwill impairment test; otherwise, no further impairment test would be required. It has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then it will not be required to perform a quantitative test. If it is not more likely than not that the fair value is in excess of the carrying value, or we elect to bypass the qualitative assessment, we would use the one-step impairment test. The qualitative factors evaluated include macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, our historical value of equity units as well as other industry-specific considerations. However, if it concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then it is required to perform a quantitative impairment test. The quantitative test compares the fair value of a reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. We performed the qualitative assessment for the year ended December 31, 2020 and determined that performing the first step of the goodwill impairment test was not required since we were not at risk of failing such test.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing. We will use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, we will engage independent third-party valuation firm to provide assistance. The key estimates and factors used in the valuation models would include revenue growth rates and profit margins based on our internal forecasts, our specific weighted-average cost of capital used to discount future cash flows, and comparable market multiples for the industry segment, when applicable, as well as our historical operating trends. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in actual and expected customer demands, could result in changes to these assumptions and judgments. A revision of these assumptions could cause the fair values of the reporting unit to fall below its respective carrying values, resulting in a non-cash impairment charge. Such charge could have a material effect on the consolidated financial statements.

Leases

Our capital lease obligations represent its obligation to make lease payments arising from the lease and are measured based on the present value of fixed lease payments over the lease term. As our lessee leases do not provide a readily determinable implicit rate, we use our incremental borrowing rate estimated based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, we assess multiple variables such as lease term, collateral, economic conditions, and creditworthiness. We estimate our incremental borrowing rate using a benchmark senior unsecured yield curve for debt instruments adjusted for the our credit quality, market conditions, tenor of lease contracts, and collateral.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 2 of our Consolidated Financial Statements included elsewhere in this registration statement.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our future income, cash flows and fair values relevant to financial instruments are subject to risks relating to interest rates. We are subject to interest rate risk in connection with our credit facility, which has variable interest rates. The interest rates on the facility are based on a fixed margin plus a market interest rate, which can fluctuate accordingly but is subject to a minimum rate. Interest rate changes do not affect the market value of such debt, but could impact the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. For every 100 basis point change in interest rates, the annual interest expense on our credit facilities could increase by a total of approximately $13.2 million or decrease by a total of approximately $13.2 million based on the total balance of our credit facility as of December 31, 2020.

The fair value of our long-term fixed interest rate debt is subject to interest rate risk. Generally, the fair value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. These interest rate changes may affect the fair value of the fixed interest rate debt but do not impact our earnings or cash flows. The fair value of our First Lien Term Facility, 2019 First Lien Term Facility and 2017 Second Lien Term Facility (as defined in Note 12 of our Consolidated Financial Statements included in this registration statement) as of December 31, 2020 and 2019 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility approximates estimated fair value as of December 31, 2020 and 2019 due to the variability of interest rates.

The following table represents the carrying value and estimated fair value of our Term Facilities and Revolving Facility as of (in thousands):

	2020		2019
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$786.6	$730.6	$794.6	$691.3
2019 First Lien Term Facility	98.5	93.0	99.5	87.1
2017 Second Lien Term Facility	310.0	241.8	310.0	201.5
Revolving Facility	142.6	142.6	52.0	52.0

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations. If our costs become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition, and operating results.